SUBORDINATION AGREEMENT

This SUBORDINATION AGREEMENT (this “Agreement”) is made and entered into this 16th day of November, 2011, by and among SAVEDAILY, INC., a Nevada corporation (“SDINC”) and SAVEDAILY.COM, INC., a California corporation (“SDCOM”, and collectively with SDINC, “Borrowers”; either of SDINC or SDCOM may be individually referred to as a “Borrower”) and EQ PARTNERS, LLC, an Ohio limited liability company (“Senior Creditor”), and HARRY S. DENT, JR., an individual (“Junior Creditor”).  Borrowers, Senior Creditor and Junior Creditor may each be referred to herein individually as a “Party” or collectively as the “Parties.”

RECITALS

A.          Junior Creditor provided certain loans and financing to SDCOM and/or Borrowers prior to the date hereof, the majority of which have been either converted to equity of Borrowers or paid in full, and which are evidenced by certain loan and/or financing documents (the “Junior Creditor Financing Documents”), wherein Junior Creditor was granted a security interest (“Junior Creditor’s Security Interest”) in all the assets of SDCOM as more specifically described therein.  Junior Creditor filed a UCC-1 financing statement with the California Secretary of State on October 23, 2010 (the “JC UCC”) in order to perfect Junior Creditor’s Security Interest.

B.           Junior Creditor, immediately prior to the execution hereof, is the only existing secured creditor of either of Borrowers.

C.           Senior Lender and Borrowers are entering into certain financing agreements and documents (the “Senior Creditor Financing Documents”) concurrently herewith in the approximate amount of Seven Hundred Fifty Thousand Dollars ($750,000) exclusive of fees, costs and charges, wherein Borrowers are granting Senior Lender a security interest in all the assets of Borrowers (“Senior Creditor’s Security Interest”).

D.           Junior Creditor is willing to subordinate Junior Creditor’s Security Interest and Junior Creditor’s rights, including all of his rights to payment under the Junior Creditor Financing Documents, to Senior Lender’s Security Interest and all of Senior Creditor’s rights, including of Senior Creditor’s rights to payment under the Senior Creditor Financing Documents (the “Subordination”).  Junior Creditor’s Subordination is a condition precedent to the Senior Creditor Financing Documents.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1.           Incorporation of Recitals.  The Parties hereby acknowledge and agree that the Recitals set forth above are accurate and correct in all material respects, and are incorporated herein by this reference.

2.           Subordination.

2.1.        Junior Creditor hereby subordinates and defers all of his rights to payments and satisfaction of any obligations owed to Junior Creditor by Borrowers under the Junior Creditor Financing Documents, or any other agreements between Junior Creditor and Borrowers, whether now existing or subsequently financed or issued, directly or indirectly, by any means whatsoever, to the rights to payment and satisfaction of obligations owed to Senior Creditor by Borrowers under the Senior Creditor Financing Documents and any related documents or instruments, or any extensions, renewals or future advances thereunder, including the Additional Financing (as defined in the Senior Creditor Financing Documents).

2.2.        Borrowers and Junior Creditor agree in favor of the Senior Creditor that until the Obligations (as defined in the Senior Creditor Financing Documents) owed to Senior Creditor under the Senior Creditor Financing Documents are indefeasibly paid and/or satisfied in full, in each case without the express written consent of Senior Creditor:

(a)           Borrowers shall not, directly or indirectly, make any payment or provide any consideration to Junior Creditor, and Junior Creditor shall not, directly or indirectly, accept or receive, any payment or consideration from Borrowers;

(b)           Borrowers shall not accept any additional advances pursuant to the Junior Creditor Financing Documents, or accept any additional financing, loans or funds from Junior Creditor, and Junior Creditor shall not make any additional advances pursuant to the Junior Creditor Financing Documents, or provide any additional financing, loans or funds to Borrowers;

(c)           Junior Creditor shall not seek to collect against the Borrowers any debts, loans, financings or rights to payment, or otherwise enforce any of Junior Creditor’s rights against the Borrowers, whether due to default of Borrowers under the Junior Creditor Financing Documents or otherwise;

(d)           Borrowers shall not grant to Junior Creditor and Junior Creditor shall not acquire any additional collateral or guarantees for any payments or obligations owed to Junior Creditor by either of Borrowers;

(e)           Borrowers and Junior Creditor shall not amend, modify, alter or change the terms of any of the Junior Creditor Financing Documents or any other arrangements related to amounts owed or payable to Junior Creditor

(f)           Neither Borrowers or Junior Creditor Financing Documents shall transfer or assign the Junior Creditor Financing Documents to any third party without notifying such third party of this Agreement and proving such third party a copy of this Agreement;

(g)           Borrowers shall not directly or indirectly, make, and Junior Creditor shall not, directly or indirectly, accept or receive from the Borrowers, any loan, gift or distribution of assets to Junior Creditor;

(h)           Junior Creditor shall furnish to the Senior Creditor copies of all notices or demands sent to the Borrowers under the Junior Creditor Financing Documents simultaneously with the sending or delivery of same to the Borrowers; and

(i)           Junior Creditor shall, if requested by Lender, release all UCC-1 financing statements filed in connection with the Junior Creditor Financing Documents, including but not limited to the JC UCC.

3.       Receipt of Payments. Should any payment, distribution, Security, instrument or proceeds thereof be received by Junior Creditor from Borrowers while any Obligations owed to Senior Creditor are outstanding, Junior Creditor shall receive and hold the same in trust, as trustee, for the benefit of the holders of Senior Creditor, segregated from other funds and property of such Junior Creditor and shall promptly deliver the same to Senior Creditor.

4.       Priorities in Collateral. Notwithstanding any provision to the contrary contained in the Junior Creditor Financing Documents, and notwithstanding the time, order or method of filing, attachment or perfection of the security interests or liens granted thereunder or the time or order of tiling or lien notation or recording of financing statements, mortgages, or other evidence of liens or security interests, and notwithstanding anything contained in any such filing, lien notation, recorded instrument or agreement to which Junior Creditor or the Senior Lender may now or hereafter be a party, and notwithstanding any provision of California or other applicable laws or commercial codes or the Uniform Commercial Code, Junior Creditor acknowledges that the Senior Creditor Financing Documents are senior instruments or documents coupled with a first priority security interest and lien upon the assets of the Borrowers, ahead in priority to all obligations owed to, or rights, security interests, liens, mortgages or deeds of trust of, Junior Creditor in all respects. Accordingly, the Senior Creditor Financing Documents shall have priority in right of payment over all indebtedness of the Junior Creditor to the full extent of the outstanding Obligations owed pursuant to the Senior Creditor Financing Documents at any time and from time to time.  Junior Creditor shall execute any additional documents necessary to effect the forgoing, and confirm the forgoing to any third party at the reasonable request of Senior Creditor.  The Parties acknowledge that Senior Creditor will file UCC-1 Financing Statements in connection with the Senior Creditor Financing Documents, and such Financing Statements shall be prior in interest, and deemed to have been filed prior to, any financing statements filed by Junior Creditor.

5.       Forbearance. For good and valuable consideration, Junior Creditor agrees that he shall not exercise any rights (including, but not limited to, payment demand or setoff rights), nor directly or indirectly seek to collect from the Borrowers any obligations owed to Junior Creditor or take any other action against Borrowers, including a declaration of default as to, or acceleration under, the Junior Creditor Financing Documents, assertion of any claims or joining in any petition or otherwise initiating any insolvency case, reorganization or any other legal proceeding against the Borrowers, while the Obligations owed to Senior Creditor are outstanding, except in such circumstances where the Senior Creditor shall declare its note in default and the Junior Creditor shall elect to acquire the obligation of the Borrowers to the Senior Creditor.

6.       Rights of Junior Creditor upon Borrowers Default under Senior Creditor Financing Documents.  Upon an event of default under the Senior Creditor Financing Documents, before any action is taken by or on behalf of the Senior Creditor to enforce its security interests and rights under such documents against Borrowers, Senior Creditor provide Junior Creditor with notice thereof and shall afford Junior Creditor with the right to purchase or otherwise pay off the Senior Creditor Financing Documents and Obligations owed thereunder for a period of ten (10) business days, commencing when the Senior Creditor provides the Junior Creditor with notice in accordance with Section 7 below.

7.       Notices.  Unless otherwise specifically provided herein, any approval, disapproval, demand, document or other notice or communication (“Notice”) required or permitted to be given hereunder shall be in writing and may be served (a) personally, or (b) by commercial delivery or private courier service, or (c) by Federal Express or other national overnight delivery service, or (d) by registered or certified mail (return receipt requested, postage prepaid), or (e) by telecopy or facsimile transmission, to the respective addresses and numbers specified below, which Notice shall be effective (i) upon personal delivery, (ii) the next business day after delivery to Federal Express or other national overnight delivery service for next day delivery to the appropriate address, (iii) when received as indicated by the date on the return invoice or receipt showing delivery, or (iv) when sent by telecopy or facsimile, with written proof of either transmittal to and receipt by the other party or the failure of such transmission to the number designated by such party in this Section being established mechanically by the sender at the time of transmittal or attempted transmittal.  Any delivery by facsimile in which all attempted facsimile transmissions failed shall be followed on the next business day by one of the other methods of notice set forth in this Section.  Notice of change of any address or fax numbers shall be given by written notice in the manner detailed in this Section or by email at the addresses set forth in this Section.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no Notice was given shall be deemed to constitute receipt of the Notice.  All Notices to Senior Creditor shall be copied via email to Senior Creditor at the address specified below.  The parties’ addresses for Notices are as follows:

IF TO SENIOR CREDITOR:		EQ Partners, LLC
500 South Front Street, Suite 1200
Columbus, Ohio 43215
Facsimile: 888-846-2353; 310-861-5095
	Attn:	David V. Richards
	Email:	drichards@empireadvisorsllc.com;
dvrichards@empireadvisorsllc.com
sdurbin@quailbendcapital.com; and
CW@claritypartners.net

with a copy to:

Robert J. Behal, Esq.
The Law Offices of Robert J. Behal
501 South Front Street
Columbus, Ohio 43215
Facsimile: 614-224-8708
Email: rbehal@behallaw.com

IF TO BORROWERS:		SaveDaily, Inc.
3020 Old Ranch Parkway, Suite 140
Seal Beach, CA 90740
Attn: Matthew Nunez
Facsimile: 1.562.684.4837
	Email:	matt.nunez@savedaily.com
greg.vacca@savedaily.com

with a copy to:

Howard M. Appel
Law Offices of Aaron A. Grunfeld & Associates
1100 Glendon Avenue, 8th Floor
Los Angeles, California 90024-3526
	Fax:	(310) 295-2055
Email: happel@grunfeldlaw.com

IF TO JUNIOR CREDITOR:		Harry Dent
1005 Losillas De Avila
Tampa, FL 33613
Facsimile: (813) 909-7367
	Email:	hsdent9@yahoo.com

8.       Further Assurances. The Borrowers and Junior Creditor shall deliver such additional documents and take such additional actions as may be necessary or reasonably requested by Senior Creditor to effectuate the provisions of this Agreement and the intentions of the Parties under this Agreement.

9.       Governing Law. The interpretation and enforcement of this Subordination Agreement and the documents referenced herein (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the laws of the State of Ohio, but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Ohio.

10.     Binding Effect. This Subordination Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.  This Agreement and Senior Creditor’s rights hereunder may be freely assigned by Senior Creditor. Each undersigned Party warrants and represent that it has full authority to enter into this Agreement, and the execution hereof shall not violate the terms or conditions of any other agreement or contract to which it is a party.  Senior Creditor shall not be deemed to have waived any rights under this Agreement unless any such waiver is given in writing and properly executed by Senior Creditor.  No delay or omission on the part of Senior Creditor in exercising any right shall operate as a waiver of such right or any other right.  Any waiver by Senior Creditor of a provision of this Agreement shall not prejudice or constitute a waiver of Senior Creditor’s right otherwise to demand strict compliance with that provision or any other provision of this Agreement in the future.  No course of dealing between the Parties hereto shall constitute a waiver of any of Secured Creditor’s rights or of any of the other Parties obligations hereunder.

11.     Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Subordination Agreement.

12.     Counterparts. This Subordination Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Subordination Agreement by facsimile or other electronic method of transmission shall have the same force and effect as the delivery of an original executed counterpart of this Subordination Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BORROWERS:	SENIOR CREDITOR:

SAVEDAILY, INC.	EQ PARTNERS, LLC

By:	By:
Name: Jeffrey Mahony	Name:	David J. Richards
Title: Chief Executive Officer	Title:	Manager

SAVEDAILY.COM, INC.	JUNIOR CREDITOR:

By:
Name: Jeffrey Mahony	HARRY S. DENT, JR.
Title: Chief Executive Officer